Exhibit 99.1

FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Katie Brazel	CG Capital
for Alimera Sciences	for Alimera Sciences
404-317-8361	877-889-1972
kbrazel@bellsouth.net	investorrelations@cg.capital

Alimera Sciences Appoints Rick Eiswirth as Chief Executive Officer

Co-founder Dan Myers Named Non–Executive Chairman

Additional Changes to the Executive Team

ATLANTA, November 29, 2018 –Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a leader in the commercialization and development of prescription ophthalmic pharmaceuticals, today announced that the company’s Board of Directors has appointed Rick Eiswirth as Chief Executive Officer, effective January 2, 2019. Mr. Eiswirth will assume day-to-day leadership of the company, retain his title of President, and join Alimera’s Board of Directors. Alimera’s co-founder Dan Myers will retire as CEO, effective January 2, 2019, and will serve as Non-Executive Chairman of the Board and consultant to the company.
“Dan has piloted the company to significant growth and success during his tenure and we thank him for his strong leadership,” said James Largent, the current Chairman of the Board who will become Lead Independent Director. “The Board and I have the utmost confidence in the leadership of Rick Eiswirth as he assumes the role of CEO. Rick is a veteran of the company and has served as President for three years and CFO since 2005. His outstanding performance in these roles indicates the company is in excellent hands.”
“It has been a great honor to have co-founded and led this company over the last 15 years, and I am extremely proud of the value we have created together for patients and customers,” said Mr. Myers. “I want to thank each of our employees and our partners for their ongoing commitment to helping people with diabetic macular edema and other diseases of the back of the eye. This is the right time for me personally, and for the company, to transition to the next generation of leadership. Rick is the right person for the role.”
Mr. Eiswirth remarked: “I am incredibly excited to assume this new role and am grateful to Dan for his guidance and his confidence in providing me with increased leadership roles here at Alimera. We have a creative, talented team in place that is focused on seeking growth opportunities and maximizing the value of our ILUVIEN® asset. The opportunity that lies ahead for Alimera is significant, and the ability to lead this next chapter is both humbling and incredibly energizing.”

As part of the executive transition plan, Mr. Largent will step down as Chairman of the Board and become Lead Independent Director. Mr. Largent has served on the Company’s Board of Directors since 2011 and as Chairman since 2015.
Phil Jones, current Vice President of Finance, will be promoted to the role of Chief Financial Officer. Mr. Jones joined Alimera in 2015 as the Corporate Controller and was promoted to Vice President of Finance in 2016.
Dave Holland, currently Senior Vice President Sales and Marketing U.S., will assume the titles of Chief Marketing Officer and Senior Vice President Corporate Communications and Managed Markets. Mr. Holland co-founded the Company with Mr. Myers in 2003 and has been with Alimera in various roles since that time.
Philip Ashman, currently Senior Vice President, Managing Director Europe, will add the oversight of operations, including quality assurance, manufacturing and logistics, to his role, and assume the titles of Chief Operating Officer and Senior Vice President Commercial Operations Europe. Dr. Ashman joined the Company in 2013 as Managing Director of Europe.
“The growth of Alimera in the future will require great teamwork.” Mr. Eiswirth added. “Dave, Philip and Phil have all made valuable contributions to drive Alimera to where it is today, and I am excited for their new responsibilities as the team starts a new chapter for the Company.”
Also as part of the executive transition plan, Ken Green, currently Senior Vice President, Chief Scientific Officer and Global Head of Research & Development, has announced his retirement to be effective March 31, 2019. Dr. Green will continue as a consultant to the company.
For additional information about Alimera’s executive transition plan, please refer to Alimera’s Current Report on Form 8-K to be filed with the SEC shortly and which will be available on the SEC’s website at http://www.sec.gov.
About Alimera Sciences, Inc.
www.alimerasciences.com
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in our aging populations. For more information, please visit www.alimerasciences.com.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Alimera’s growth opportunities, its intentions to maximize the value of ILUVIEN, and the size of the future opportunity for Alimera. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, (a) a slowdown or reduction in Alimera’s sales due to a reduction in end user demand, unanticipated competition, regulatory issues, or other unexpected circumstances, (b) Alimera may not receive approval for non-infectious posterior uveitis for ILUVIEN in Europe, the approval process may be delayed significantly, or Alimera may be unable to meet any post-market requirements, and (c) other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2017 and Alimera’s Quarterly Report on Form 10-Q for the three months ended September 30, 2018, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at http://www.sec.gov.

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